Exhibit 99.1

FOR IMMEDIATE RELEASE	Contact: Cathy Maloney, VP, Investor Relations
508-651-6650
cmaloney@bjs.com

BJ’S WHOLESALE CLUB REPORTS APRIL SALES RESULTS

NATICK, MA – May 6, 2010— BJ’s Wholesale Club, Inc. (BJ: NYSE) today reported that net sales for April 2010 increased by 9.5% to $787.0 million from $718.7 million in April 2009. Comparable club sales increased by 4.6% for the month of April 2010, including a contribution from sales of gasoline of 3.8%. Excluding gasoline sales, merchandise comparable club sales increased by 0.8%. A calendar shift in the timing of Easter had a negative impact on merchandise comparable club sales of approximately 2.5%.

For the first quarter of 2010, net sales increased by 12.9% to $2.55 billion from $2.26 billion for the first quarter of 2009. Comparable club sales increased by 7.8% for the first quarter of 2010, including a contribution from sales of gasoline of 3.6%. Excluding the positive impact from sales of gasoline, merchandise comparable club sales increased by 4.2%. For the first quarter of 2009, comparable club sales decreased by 1.5%, including a negative impact from sales of gasoline of 9.0%. Excluding the negative impact from sales of gasoline, merchandise comparable clubs sales increased by 7.5%.

	Four Weeks Ended May 1, 2010	Thirteen Weeks Ended May 1, 2010
Merchandise comparable club sales	0.8%	4.2%
Impact of gasoline sales	3.8%	3.6%

Comparable club sales	4.6%	7.8%

Sales Results for April 2010

($ in thousands)

Four Weeks Ended		% Change
May 1, 2010	May 2, 2009	Net Sales	Comp. Sales
$ 787,009	$718,695	9.5%	4.6%

Thirteen Weeks Ended		% Change
May 1, 2010	May 2, 2009	Net Sales	Comp. Sales
$ 2,548,965	$2,258,597	12.9%	7.8%

The Company provided the following additional information regarding comparable club sales for April 2010:

•

Sales increased in weeks two and three, with the highest increase in week two. Sales decreased in weeks one and four, with the largest decrease in week one, reflecting the negative impact from a shift in pre- Easter sales from April last year to March this year.

•	Sales increased in all regions with the largest increase in the Southeast.

•	Excluding sales of gasoline, traffic increased by approximately 1%, reflecting the negative impact of the Easter holiday shift, and the average transaction amount was down slightly versus last year.

BJ’s Wholesale Club

May 6, 2010

•	On a comparable club basis, sales of food increased by approximately 3% and general merchandise sales decreased by about 3%.

•

Departments with the strongest sales increases compared to last year included cigarettes, dairy, frozen foods, health & wellness, housewares, juices, meat, milk, produce, summer seasonal, small appliances and salty snacks. Weaker departments versus last year included air conditioners, computers, disposable plates & utensils, electronics, household chemicals, televisions and trash bags & foils.

The Company currently operates 188 BJ’s Wholesale clubs in 15 states. BJ’s introduced the wholesale club concept to New England in 1984 and has since expanded to become a leading warehouse chain in the eastern United States. BJ’s press releases and filings with the SEC are available on the Internet at www.bjs.com.

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